Exhibit 2.4

                              PLAYERS NEVADA, INC.
                          PLAYERS MESQUITE LAND, INC.
                          PLAYERS MESQUITE GOLF CLUB

RBG, LLC
911 N. BUFFALO DR.
SUITE 201
LAS VEGAS, NV 89128

ATTN:  ROBERT BLACK, SR.

Gentlemen:

Please have this letter confirm our agreements regarding certain provisions of the Asset Purchase Agreement among us dated February 28, 1997 (the "Purchase Agreement"). Any capitalized terms not specifically defined in this letter shall have the meanings given under the Purchase Agreement, unless the context clearly requires otherwise.

1.	The $650,000 Promissory Note (described in Sections
1.1(a)(4) and 7.3(a)(vi) of the Purchase Agreement) made by River View to Players Golf has not been received from Wells Fargo Bank, NA as of this date. Players Golf has executed and delivered to Buyer on this date a separate Allonge to such note, and upon receipt of such note from Wells Fargo Bank, will promptly forward it to Wells Fargo Bank, NA as Buyer's lender. Buyer and Seller have agreed to complete the First Closing notwithstanding the delay in receipt of such note.

2.	Seller is not required to reimburse Buyer for 1/2 of the HSR filing/application fee, and Seller shall not receive an adjustment at the First Closing for such amount.

3.	We have agreed that, notwithstanding the contrary provisions of the Lease, Seller will continue to maintain all property and liability insurance on the Property, as currently maintained.
All such coverages will name Buyer as an additional insured. If a loss occurs with respect to any "contents" included in the Property, insurance proceeds from such loss will be paid first to Seller, in an amount up to the Second Purchase Price, and Buyer will be entitled to a credit against the Second Purchase Price in the amount of the insurance proceeds so paid to Seller. Any additional insurance proceeds paid as a result of a loss with respect to such contents shall be the property of the Buyer.

4.	Seller and Buyer agree that any proceeds of Seller's
business interruption insurance coverage received during the term of the Lease shall be applied by Seller first to the payment of rent and other sums due under the Lease.

5.	The attached Purchase Price Allocation is agreed as the
purchase price allocation under Section 3.6 of the Purchase
Agreement, and is incorporated into the Purchase Agreement as
Schedule 3.6 thereto.

Except as set forth above, the Purchase Agreement remains modified and in full force and effect, binding upon the parties thereto.

Seller

PLAYERS NEVADA, INC.

By: 							Patrick Madamba, Jr.
          	Secretary

Buyer

RBG, LLC

By: 							Robert Black, Sr.
          	Sole Manager


PLAYERS MESQUITE LAND, INC.


By: 							Patrick Madamba, Jr.
          	Secretary


PLAYERS MESQUITE GOLF CLUB, INC.

By: 							Patrick Madamba, Jr.
          	Secretary

                              SCHEDULE 3.6

Purchase Price Allocation


First Closing

Land and Land Improvements			        $   5,160,000
Buildings and Building Improvements		   12,700,000
Golf Course Improvements				             2,930,000
Furniture, Fixtures and Equipment			       560,000
Hafen Loan Receivable				                  650,000

                                     $  22,000,000

Second Closing
Furniture, Fixtures and Equipment			     8,500,000

Total							                         $  30,500,000


                       APPROVED

SELLER:						                                     BUYER:

PLAYERS NEVADA, INC.				                          RBG, LLC
PLAYERS MESQUITE LAND, INC.
PLAYERS MESQUITE GOLF CLUB, INC.

By:  							                                      By:
Patrick Madamba, Jr.                              Robert R. Black, Sr.
Secretary                                         Sole Manager